DGHM INVESTMENT TRUST

ADMINISTRATION SERVICES
AGREEMENT

 Administration Services Agreement

ADMINISTRATIVE SERVICES AGREEMENT

           This ADMINISTRATIVE SERVICES AGREEMENT is made as of this 1st day of October, 2008 (the “Agreement”) by and between DGHM Investment Trust (the “Trust”), a statutory trust duly organized and existing under the laws of the State of Delaware, and Commonwealth Shareholder Services, Inc. (“CSS”), a corporation duly organized and existing under the laws of the Commonwealth of Virginia.

WITNESSETH THAT:

           WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of one or more series portfolios (the “Funds”), each of which may consist of one or more classes of shares of beneficial interest;

           WHEREAS, the Trust desires to appoint CSS as its Administrative Services Agent on behalf of the Funds to perform certain administrative services for the Funds and to provide certain other ministerial services to implement the investment decisions of the Funds and the investment adviser of each Fund (the “Adviser”); and

           WHEREAS, CSS is willing to perform such functions upon the terms and conditions herein set forth;

           NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

Section 1.
Appointment.  The Trust hereby appoints CSS as its Administrative Services Agent on behalf of the Funds, and CSS hereby accepts such appointment, to furnish the Funds listed on Schedule A, as may be amended from time to time, with administrative services as set forth in this Agreement.

Section 2.
Duties.  CSS shall perform or supervise the performance of others of the services set forth in Schedule B hereto.  CSS shall provide the Trust with all necessary office space, equipment, personnel, facilities (including facilities for Shareholders’ and Trustees’ meetings) and compensation for providing such services.  CSS shall pay all compensation, if any, of officers of the Trust who are affiliated persons of CSS.

CSS may, at its expense and, upon at least 60 days’ advance written notice to the Trust, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that CSS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that (i) CSS shall be responsible, to the extent provided in Section 10 hereof, for all acts of such subcontractor as if such acts were its own, and (ii) the subcontractor shall be held, by contract, to standards no less onerous than those contained in this Agreement.

Except with respect to CSS’s duties as set forth in this Agreement, and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that each Fund complies with all applicable requirements of the Securities Act of 1933, the 1940 Act and any other laws, rules and regulations, or interpretations thereof, of governmental authorities with jurisdiction over each Fund.

Section 3.
Compensation and Expenses.  The Trust agrees to pay CSS compensation for its services as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such schedule approved by the Board of Trustees of the Trust (the “Board”) and CSS.  Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the applicable Fund. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to CSS such compensation as shall be payable prior to the effective date of termination.

In addition, the Trust shall reimburse CSS from the assets of each Fund certain reasonable expenses incurred by CSS on behalf of each Fund individually in connection with the performance of this Agreement.  Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of counsel or accountants in connection with its services to each Fund; postage; long distance telephone; special forms required by each Fund; any travel which may be required in the performance of its duties to each Fund; and any other extraordinary expenses it may reasonably and actually incur in connection with its services to each Fund.

All fees and reimbursements are payable in arrears on a monthly basis and the Trust, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses within five (5) business days following receipt of the respective billing notice.

Section 4.
Trust Reports to CSS.  The Trust shall furnish or otherwise make available to CSS such copies of each Fund’s prospectus, statement of additional information, financial statements, proxy statements, shareholder reports, each Fund’s net asset value per share, declaration, record and payment dates, amounts of any dividends or income, special actions relating to each Fund’s securities and other information relating to the Trust’s business and affairs as CSS may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.  CSS shall maintain such information as required by regulation and as agreed upon between the Trust and CSS.

Section 5.
Maintenance of Records.  CSS shall create and maintain all records required by applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as they may be amended from time to time, pertaining to the various functions CSS performs under this Agreement and which are not otherwise created or maintained by another party pursuant to contract with the Trust.  All such records shall be the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Fund on and in accordance with the Trust’s request. The Trust and the Trust’s authorized representatives shall have access to CSS’s records relating to the services to be performed under this Agreement at all times during CSS’s normal business hours. Upon the reasonable request of the Trust, copies of any such records shall be provided promptly by CSS to the Trust or the Trust’s authorized representatives.

Section 6.
Reliance on Trust Instructions and Experts.  CSS may rely upon the written advice of the Trust and upon statements of the Trust’s legal counsel, accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and CSS shall not be liable for any actions taken in good faith upon such statements.

Section 7.
Standard of Care.  CSS shall be under no duty to take any action on behalf of a Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by CSS in writing.  CSS shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from CSS’s, its employees’ or its agents’ willful misfeasance, bad faith or gross negligence in the performance of CSS’s duties under this Agreement, or by reason of reckless disregard of CSS’s, its employees’ or its agents’ obligations and duties hereunder.  Notwithstanding the foregoing, the limitation on CSS’s liability shall not apply to the extent any loss or damage results from any fraud committed by CSS or any intentionally bad or malicious acts (that is, acts or breaches undertaken purposefully under circumstances in which the person acting knows or has reason to believe that such act or breach violates such person’s obligations under this Agreement or can cause danger or harm) of CSS.

Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) CSS shall not be liable for losses beyond its control, provided that CSS has acted in accordance with the standard of care set forth above; and (ii) CSS shall not be liable for (A) the validity or invalidity or authority or lack thereof of any oral or written instructions provided by the Fund, notice or other instrument which conforms to the applicable requirements of this Agreement, and which CSS reasonably believes to be genuine; or (B) subject to Section 25, delays or errors or loss of data occurring by reason of circumstances beyond CSS’s control, including fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

Section 8.
Limitation of Liability Regarding CSS.  CSS shall not be liable for any actions taken in good faith reliance upon any authorized written instructions or any other document reasonably believed by CSS to be genuine and to have been executed or signed by the proper person or persons.  CSS shall not be held to have notice of any change of authority of any officer, employee or agent of the Trust until receipt of notification thereof by the Trust.

Section 9.
Limited Recourse.  CSS hereby acknowledges that the Funds’ obligations hereunder with respect to the Shares are binding only on the assets and property belonging to the Funds.  The obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Funds personally, but shall bind only the property of the Funds.  The execution and delivery of this agreement by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Funds’ property.

Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

Section 10.
Indemnification by the Funds.  Each Fund shall indemnify CSS and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by CSS that result from: (i) any claim, action, suit or proceeding in connection with CSS’s entry into or performance of this Agreement with respect to such Fund; or (ii) any action taken or omission to act committed by CSS in the performance of its obligations hereunder with respect to such Fund; or (iii) any action of CSS upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Trust with respect to such Fund; or (iv) any error, omission, inaccuracy or other deficiency of any information provided to CSS by the Trust, or the failure of the Trust to provide or make available any information requested by CSS knowledgeably to perform its functions hereunder; PROVIDED, that CSS shall not be entitled to such indemnification (x) in respect of actions or omissions constituting gross negligence, bad faith or willful misfeasance in the performance of its duties, or by reckless disregard of such duties, on the part of CSS and (y) to the extent that CSS is entitled to reimbursement or indemnification for such losses under any liability insurance policy described in this Agreement or otherwise.

In order that the indemnification provisions contained in Sections 10 shall apply, upon the assertion of an indemnification claim, CSS shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with CSS in the defense of such claim or to defend against said claim in its own name or that of CSS.  CSS shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify it except with the Trust’s written consent, which consent shall not be unreasonably withheld.

Section 11.
Indemnification by CSS.  CSS shall indemnify each Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by such Fund which result from: (i) CSS’s failure to comply with the terms of this Agreement with respect to such Fund; or (ii) CSS’s lack of good faith in performing its obligations hereunder with respect to such Fund; or (iii) gross negligence, or willful misfeasance in the performance of its duties or reckless disregard of such duties or such gross negligence, willful misfeasance or reckless disregard of its employees, agents or  contractors in connection herewith with respect to such Fund.

In order that the indemnification provisions contained in 11 shall apply, upon the assertion of an indemnification claim, the Trust shall promptly notify CSS of such assertion, and shall keep CSS advised with respect to all developments concerning such claim. CSS shall have the option to participate with the Trust in the defense of such claim or to defend against said claim in its own name or that of the Trust.  The Trust shall in no case confess any claim or make any compromise in any case in which CSS may be required to indemnify it except with CSS’s written consent, which consent shall not be unreasonably withheld

Section 12.
Record Retention; Confidentiality.  CSS shall keep and maintain on behalf of the Trust all books and records which the Trust and CSS are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder.  CSS further agrees that all such books and records shall be the property of the Trust and to make originals or copies of such books and records available for inspection by the Trust or by the Securities Exchange Commission at reasonable times.

CSS agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its Shareholders received by CSS in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; PROVIDED, however, that CSS may disclose such information as required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction after prior notification to the Trust so that the Trust may seek an appropriate protective order.

Upon termination of this Agreement, CSS shall return to the Trust all copies of confidential or non-public personal information received from the Trust hereunder, other than materials or information required or permitted to be retained by such party under applicable laws or regulations.  Each party hereby agrees to properly dispose of any “consumer report information,” as such term is defined in Regulation S-P.  To the extent CSS is required by applicable laws or regulations to maintain originals or copies of any record relating to the business of the Trust, CSS (at the expense of the Trust) shall provide the Trust with a list of such materials, and with copies of such materials unless required by law to refrain from providing such copies.  If CSS wishes to retain a copy of any record relating to the business of the Trust that is not required by law or regulation to be so maintained, it shall identify to the Trust the information to be retained, and shall deliver to the Trust a certification that such information will not be released or used for any purpose other than to comply with legal process, or to establish a defense in any matter to which the information relates.

Section 13.
Holidays.  Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require CSS, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which CSS is closed.  Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Trust and CSS are open.  CSS will be open for business on days when the Trust is open for business and/or as otherwise set forth in each Fund’s prospectus(es) and Statement(s) of Additional Information.

Section 14.	Termination. This Agreement shall remain in effect with respect to each Fund until terminated.

This Agreement may be terminated by either party at any time, without the payment of a penalty upon ninety (90) days’ written notice to other party.  Any termination shall be effective as of the date specified in the notice or upon such later date as may be mutually agreed upon by the parties.  Upon notice of termination of this Agreement by either party, CSS shall promptly transfer to the successor administrator the original or copies of all books and records maintained by CSS under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor administrator in the establishment of the books and records necessary to carry out the successor administrator’s responsibilities.  If this Agreement is terminated by the Trust, the Trust shall be responsible for all reasonable out-of-pocket expenses or costs associated with the movement of records and materials to the successor administrator.  Additionally, CSS reserves the right to charge for any other reasonable expenses associated with such termination.

Section 15.
Notice.  Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address, except that oral instructions may be given if authorized by the Board and preceded by a certificate from the Trust’s Secretary so attesting.  Notices to the Trust shall be directed to 8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235, Attention: Mr. John Pasco, III, with a copy to 3001 Tamiami Trail North, Suite 206, Naples, FL 34103 Attention: Mr. Thomas Gibson; and notices to CSS shall be directed to: 8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235, Attention: Mr. John Pasco, III.

Section 16.
Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Section 17.
Assignment; Third Party Beneficiaries.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; PROVIDED, however, that this Agreement shall not be assignable by either party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Section 18.
Services Not Exclusive.  The services of CSS to the Trust are not deemed exclusive, and CSS shall be free to render similar services to others, to the extent that such service does not affect CSS’s ability to perform its duties and obligations hereunder.

Section 19.
Headings; Syntax.  All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

Section 20.	Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements to the subject matter thereof.

Section 21.	Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential, incidental, special or exemplary damages under any provision of this Agreement.

Section 22.
Amendments.  This Agreement may be amended from time to time by a writing executed by the Trust and CSS.  The compensation stated in Schedule A attached hereto may be adjusted from time to time by the execution of a new schedule signed by both of the parties.

Section 23.
Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party.  No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

Section 24.
Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

Section 25.
Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.  CSS shall use commercially reasonable best efforts to limit such damages. Notwithstanding the foregoing, this provision shall not imply that CSS is excused from maintaining reasonable business continuity plans to address potential service outages.

Section 26.	Survival. The obligations of Sections 3, 5, 6, 7, 8, 9, 10, 11, 12, 17, 20, 21, 23, 24, 25 and 27 shall survive any termination of this Agreement.

Section 27.
Governing Law.  This Agreement shall be governed by and construed to be in accordance with the laws of the State of Delaware, without reference to choice of law principles thereof, and in accordance with the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

Section 28.
Representations of the Trust.  The Trust represents and warrants to CSS that:  (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

Section 29.
Representations of CSS.  CSS represents and warrants to the Trust that:  (1) CSS will maintain a disaster recovery plan and procedures including provisions for emergency use of electronic data processing equipment, which is reasonable in light of the services to be provided, and it will, at no additional expense to the Trust, take reasonable steps to minimize service interruptions (CSS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided it maintains such plans and procedures); (2) this Agreement has been duly authorized by CSS and, when executed and delivered by CSS, will constitute a legal, valid and binding obligation of CSS, enforceable against CSS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (3) CSS has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.  CSS further represents that it will inform the Trust immediately in the event there is a material adverse change in its financial condition or as soon as practicable in anticipation of any change in “control” of CSS, as that term is defined by the 1940 Act.

Section 30.
Insurance.  CSS shall furnish the Trust with pertinent information concerning the liability insurance coverage that it maintains.  Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts.  CSS shall notify the Trust should any of its insurance coverage be canceled or reduced.  Such notification shall include the date of change and the reasons therefor.  CSS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust at any time when a material amount of coverage is subject to other claims as may be appropriate of the total outstanding claims made by CSS under its insurance coverage.  For purposes of the foregoing  sentence, the amount of coverage subject to other claims shall be considered material if such claims amount to fifty percent (50%) or more of the liability insurance coverage maintained by CSS.  Notwithstanding the foregoing, CSS shall be responsible for notifying the Trust of any claims to the extent such other claims may otherwise be considered material.

 Administration Services Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                           DGHM INVESTMENT TRUST

                                           By: /s/ Thomas Gibson
                                                      Thomas Gibson
                                                      Treasurer, Chief Compliance Officer

                                           COMMONWEALTH SHAREHOLDER SERVICES, INC.

By: /s/ John Pasco, III
           John Pasco, III
           Chief Executive Officer

 Administration Services Agreement

Schedule A
to the
Administration Agreement
between
DGHM Investment Trust (the “Trust”)
and
Commonwealth Shareholder Services, Inc. (“CSS”)

Dated as of October 1, 2008

Compensation to be Paid to CSS:

A.	For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B.	For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C.
For compliance services related to the administration, transfer agency and underwriting services provided to the funds, CSS shall be paid monthly at the annual rate of $12,000 per fund on funds with assets ranging from $0.00 million to $50 million; $18,000 per fund on funds with assets greater than $50 million but less than $250 million; and $24,000 on assets greater than $250 million.  CSS reserves the right to waive this fee.

D.	For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

Name of Fund	Administrative Services Fee
DGHM All Cap Value Fund	10 basis points to $75 million; 7 basis points over $75 million. $15,000 annual minimum

STLD01-1358410-~~3~~6                                                                  A- Administration Services Agreement

Schedule B
to the
Administration Agreement
between
DGHM Investment Trust (the “Trust”)
and
Commonwealth Shareholder Services, Inc. (“CSS”)

Dated as of October 1, 2008

Services to be Provided by CSS:

1.
Subject to the direction and control of the Board of Trustees of the Trust (the “Board”), CSS shall manage all aspects of each Fund’s operations with respect to each Fund except those that are the specific responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

2.
Oversee the performance of administrative and professional services rendered to each Fund by others, including its custodian, fund accounting agent, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for each Fund, including:

(a)
The preparation and maintenance by each Fund’s custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as my be required by applicable law, of all documents and records relating to the operation of each Fund required to be prepared or maintained by the Trust or its agents pursuant to applicable law.

(b)	The reconciliation of account information and balances among each Fund’s custodian, transfer agent, dividend disbursing agent and fund accountant.

(c)	The transmission of purchase and redemption orders for shares.

(d)	The performance of fund accounting, including the accounting services agent’s calculation of the net asset value (“NAV”) of each Fund’s shares.

3.	For new series or classes, obtain CUSIP numbers, as necessary, and estimate organizational costs and expenses and monitor against actual disbursements.

4.
Provide individuals reasonably acceptable to the Trust’s Trustees to serve as officers, including a principal financial officer, of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trustees.

5.
Assist each Fund’s investment adviser in monitoring fund holdings for compliance with prospectus investment restrictions and limitations and assist in preparation of periodic compliance reports, as applicable.

6.	Prepare and assist with reports for the Board as may be mutually agreed upon by the parties.

7.
Prepare and mail quarterly and annual Code of Ethics forms for: (i) disinterested Trustees; and (ii) officers of the Trust, if any, that are also employees of CSS, including a review of returned forms against portfolio holdings and reporting to the Board.

8.	Prepare and mail annual Trustees’ and Officers’ questionnaires.

9.	Maintain general Board calendars and regulatory filings calendars.

10.	As mutually agreed to by the parties, prepare updates to and maintain copies of the Trust’s trust instrument and bylaws.

11.
Coordinate with insurance providers, including soliciting bids for Trustees & Officers/Errors & Omissions insurance and fidelity bond coverage, coordinate the filing of fidelity bonds with the SEC and make related Board presentations.

12.	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and CSS from time to time.

13.	Advise the Trust and the Board on matters concerning each Fund and its affairs.

14.
With the assistance of the counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board on behalf of each Fund, and any committees thereof, including agendas and selected financial information as agreed upon by the Trust and CSS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare minutes of the meetings of the Board for review by Trust’s legal counsel, as necessary.

15.
Provide assistance to each Fund’s independent public accountants in order to determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income and excise tax requirements.

16.	Assist each Fund’s independent public accountants with the preparation of each Fund’s federal, state and local tax returns to be review by each Fund’s independent public accountants.

17.	Prepare and maintain each Fund’s operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily NAV.

18.	In consultation with counsel for the Trust, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

(a)	Amendments to each Fund’s Registration Statement on Form N-1A.

(b)	Periodic reports to each Fund’s shareholders and the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to annual reports and semi-annual reports.

(c)	Notices pursuant to Rule 24f-2.

(d)	Proxy materials.

(e)	Reports to the SEC on Form N-SAR, Form N-CSR, Form N-Q and Form N-PX.

19.	Coordinate each Fund’s annual or SEC audit by:

(a)	Assisting each Fund’s independent auditors, or, upon approval of each Fund, any regulatory body in any requested review of each Fund’s accounts and records.

(b)	Providing appropriate financial schedules (as requested by each Fund’s independent public accountants or SEC examiners); and

(c)	Providing office facilities as may be required.

20.	Assist the Trust in the handling of routine regulatory examinations and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters.

21.
After consultation with counsel for the Trust and the investment adviser, assist the investment adviser to determine the jurisdictions in which shares of each Fund shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the shares with the various state and other securities commissions, provided that all fees for the registration of shares or for qualifying or continuing the qualification of each Fund shall be paid by each Fund.

22.	Monitor sales of shares, ensure that the shares of the Trust are validly issued under the laws of the State of Delaware and properly and duly registered with the SEC.

23.	Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of each Fund and other appropriate purposes.

24.
Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis.

25.	Authorize the payment of Fund expenses and pay, from Fund assets, all bills of each Fund.

26.	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

27.
Assist each Fund in the selection of other service providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; PROVIDED that CSS need not begin performing any such task except upon 65 days’ notice and pursuant to mutually acceptable compensation agreements.

28.
Provide assistance to each Fund in the servicing of shareholder accounts, which may include telephone and written conversations, assistance in redemptions, exchanges, transfers and opening accounts as may be required from time to time.  CSS shall, in addition, provide such additional administrative non-advisory management services as CSS and the Trust may from time to time agree.

29.	Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested.

30.	Perform certain compliance procedures for the Trust which will include, among other matters, monitoring compliance with personal trading guidelines by the Trust’s Board.

31.
Assist the Trust with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by CSS or its affiliates on behalf of the Trust so that it may be included in financial information certified by the Trust’s officers on Form N-CSR and Form N-Q.

32.
Prepare and file any claims in connection with class actions involving portfolio securities, handle administrative matters in connection with the litigation or settlement of such claims, and prepare a report to the Board regarding such matters.

33.
CSS shall provide such other services and assistance relating to the affairs of each Fund as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.